Exhibit 1.A.(13)(g)

RIDER TO ADD A FIXED INTEREST RATE INVESTMENT OPTION TO CONTRACT FORM CVUL -
1999

This rider adds a fixed interest rate investment option to the above form and also liberalizes our loan requirements for that form.

FIXED INTEREST RATE INVESTMENT OPTION

You may allocate a portion of each invested premium amount to the fixed interest rate investment option (see also "Premium Payment") with our consent. The fixed interest rate investment option is funded by our general account. We add guaranteed interest to the contract fund (see also "Adjustments to the Contract Fund") at an effective annual rate of 3% (0.00809863% a day) on that portion of the contract fund attributable to the fixed interest rate investment option. We may credit excess interest.

We have the right to postpone paying any part of a withdrawal or surrender (see also "Withdrawals" and "Surrender") that is to come from the fixed interest rate investment option for up to six months. If we do so for more than thirty days, we will pay interest at the rate of 3% a year.

If we settle this contract in one sum as a death claim, we have the right to postpone paying any part of the proceeds that is to come from the fixed interest rate investment option for up to six months.

ALTERATION OF TEXT

The third sentence of the first paragraph on the front and rear contract jackets is replaced with the following:

Cash values reflect premium payments, investment results, any interest credited to the fixed interest rate investment option, and charges.

The first bolded paragraph on the front contract jacket is replaced with the following:

The amount and duration of the death benefit may be fixed or variable, depending on the payment of premiums, the investment experience of the variable investment options, any interest credited to the fixed interest rate investment option, and the charges made.

The first sentence of the second bolded paragraph on the front contract jacket is replaced with the following:

The cash value may increase or decrease daily, depending on the payment of premiums, the investment experience of the variable investment options, any interest credited to the fixed interest rate investment option, and the charges made.

The first two sentences of the twelfth paragraph under "Premium Payment" is replaced with the following:

You may allocate all or a part of your invested premium amount to one or more of the investment options listed in the contract data pages. You may choose to allocate nothing to a particular investment option.

------------
PLI 482-2002
------------

The following is added at the end of the first paragraph under "Transfers":

Transfers into and out of the fixed interest rate investment option may be made only with our consent.

The final sentence of the third paragraph under "Withdrawals" is replaced with the following:

Unless you request otherwise and we agree, we will take any withdrawal proportionately from all investment options that apply to the contract.

The second paragraph under "Loans" is replaced with the following:

If the contract is not in default, the loan value at any time is equal to the sum of (a) 99% of the cash value attributable to the variable investment options and (b) the balance of the cash value.

The eleventh paragraph under "Loans" is replaced with the following:

We will reduce the portion of the contract fund allocated to the investment options by the amount you borrow, and by loan interest that becomes part of the loan if it is not paid when due.

The twelfth paragraph under "Loans" is replaced with the following:

We will take any loan proportionately from all investment options that apply to the contract unless you ask us otherwise and we agree.

The first and second sentences of the thirteenth paragraph under "Loans" is replaced with the following:

On each monthly date, if there is a contract loan outstanding, we will increase the portion of the contract fund in the investment options by interest credits accrued on the loan since the last monthly date. When you repay all or part of a loan, we will increase the portion of the contract fund in the investment options by the amount of that repayment plus the interest credits accrued on the loan since the last transaction date.

The first sentence of the fourteenth paragraph under "Loans" is replaced with the following:

We will not increase the portion of the contract fund allocated to the investment options by loan interest that is paid before we make it part of the loan.

The second sentence of the first paragraph under "General Provisions" is replaced with the following:

It will show: the death benefit; the amount of the contract fund in each investment option; the net cash value; any contract debt and the interest rate we are charging; premiums paid, investment results, charges deducted, and withdrawals taken since the last report.

Pruco Life Insurance Company,

By /s/ Clifford E. Kirsch
                Secretary

------------
PLI 482-2002
------------


                                     II-21